Exhibit 99.1

News Release

Investor Contact:	Media Contact:
Andrew Hedberg (651) 250-2185	Nigel Glennie (651) 250-2576
Cairn Clark (651) 250-2291

ECOLAB ANNOUNCES STRONG FOURTH QUARTER PERFORMANCE AND 2024 OUTLOOK

REPORTED DILUTED EPS $1.41; ADJUSTED DILUTED EPS $1.55, +22%

2024 ADJUSTED DILUTED EPS OUTLOOK: $6.10 TO $6.50, +17% TO 25%

FOURTH QUARTER HIGHLIGHTS

●	Reported sales $3.9 billion, +7% versus last year. Organic sales +6%, led by double-digit growth in the Institutional & Specialty segment and Pest Elimination, and solid Industrial segment growth. As expected, Healthcare & Life Sciences segment sales were stable versus last year but continued to show good sequential sales growth.
●	Reported operating income +48%. Organic operating income +21%, driven by continued strong pricing, volume growth and moderately lower delivered product costs.
●	Reported operating income margin 15.0%. Organic operating income margin 16.0%, +200 bps reflecting continued robust gross margin expansion led by value-based pricing.
●	Reported diluted EPS $1.41, +52%. Adjusted diluted EPS, excluding special gains and charges and discrete tax items were $1.55, +22%.
●	Full-year 2023 cash flow from operating activities $2.4 billion. Full-year 2023 free cash flow $1.6 billion, resulting in free cash flow conversion of 118%.

OUTLOOK

●	1Q 2024: Expect first quarter 2024 adjusted diluted earnings per share in the $1.27 to $1.37 range, +44% to 56% versus last year reflecting short-term benefits from lower delivered product costs.
●	2024: Expect full year 2024 adjusted diluted earnings per share in the $6.10 to $6.50 range, +17% to 25% versus last year.

	Fourth Quarter Ended December 31
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2023	2022	Change	2023	2022	Change
Net sales	$3,938.4	$3,671.2	7%	$3,938.4	$3,671.2	7%
Operating income	590.0	399.2	48%	624.5	502.4	24%
Net income attributable to Ecolab	405.2	264.4	53%	444.7	363.6	22%

Diluted earnings per share attributable to Ecolab	$1.41	$0.93	52%	$1.55	$1.27	22%

	Organic		%
	2023	2022	Change
Net sales	$3,921.1	$3,703.6	6%
Operating income	628.0	517.2	21%

ST. PAUL, Minn., February 13, 2024

CEO Comment

Christophe Beck, Ecolab’s chairman and chief executive officer, said, “2023 was a phenomenal year for Ecolab, with our team delivering robust sales growth, significant operating margin expansion and very strong growth in adjusted diluted earnings per share. Our team won a significant amount of new business that helped to offset continued soft macro demand, launched a strong pipeline of new breakthrough technologies, drove pricing backed by strong customer value, and further improved our underlying productivity by leveraging our leading digital capabilities. All of this is the result of the work we have done over the last few years to further strengthen Ecolab’s key long-term growth drivers.

“We are confident 2024 will be another strong year for Ecolab, continuing our long-term 12-15% earnings growth trajectory that is amplified by shorter-term benefits from moderately lower delivered product costs. While macroeconomic conditions remain unpredictable, we are well positioned to drive growth through our ‘circle the customer, circle the globe’ enterprise selling model and proven value proposition, that helps customers improve their operational performance, while reducing their water and energy consumption. We expect another very strong year of operating margin expansion, building upon our success in 2023, and remain confident in our path to deliver on our 20% margin objective over the next few years to drive superior earnings growth and long-term returns for shareholders.”

Fourth Quarter 2023 Consolidated Results

Ecolab’s fourth quarter reported sales increased 7% and organic sales increased 6% when compared to the prior year.

Fourth quarter 2023 reported operating income increased 48% including the impact of special gains and charges, which were a net charge primarily related to restructuring costs. Organic operating income increased 21%, as robust pricing and moderately lower delivered product costs more than offset investments in the business including incentive compensation.

Reported other income increased in the fourth quarter of 2023 as modestly higher pension costs were more than offset by the comparison to last year’s $26 million settlement expense related to U.S. pension plan lump-sum payments to retirees.

Reported interest expense increased 1% reflecting the impact from higher average interest rates on outstanding debt.

The reported income tax rate for the fourth quarter of 2023 was 23.6% compared with the reported rate of 16.2% in the fourth quarter of 2022. Excluding special gains and charges and discrete tax items, the adjusted tax rate for the fourth quarter of 2023 was 21.3% compared with the adjusted tax rate of 18.2% in the fourth quarter of 2022. The increase in the fourth quarter tax rate was due to changes in the geographic mix of income and timing of tax planning.

Reported net income increased 53% versus the prior year. Excluding the impact of special gains and charges and discrete tax items, adjusted net income increased 22% versus the prior year.

Reported diluted earnings per share increased 52% versus the prior year. Adjusted diluted earnings per share increased 22% when compared against the fourth quarter of 2022.

Currency translation had a $0.02 favorable impact on earnings per share in the fourth quarter of 2023.

Fourth Quarter 2023 Segment Review

Global Industrial

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$1,871.3	$1,808.2	3%	3%
Operating income	322.2	272.5	18%	18%
Operating income margin	17.2%	15.1%
Organic operating income margin	17.3%	15.1%

Public currency
Sales	$1,862.1	$1,779.8	5%
Operating income	319.6	265.8	20%

The Industrial segment includes Water, Food & Beverage, and Paper

Organic sales increased 3% as good growth in Water and Food & Beverage more than offset the expected short-term decline in Paper sales, which continues to be impacted by soft industry demand.

Organic operating income increased 18% as continued pricing and lower delivered product costs overcame investments in the business and softer volume.

Global Institutional & Specialty

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$1,290.1	$1,139.1	13%	12%
Operating income	238.7	169.3	41%	41%
Operating income margin	18.5%	14.9%
Organic operating income margin	18.8%	14.9%

Public currency
Sales	$1,285.2	$1,127.4	14%
Operating income	237.5	166.7	42%

The Institutional & Specialty segment includes Institutional and Specialty

Organic sales increased 12%, with both the Institutional and Specialty divisions growing double-digits, driven by robust pricing and new business gains. Very strong organic operating income growth of 41% reflected strong pricing, good volume growth and lower delivered product costs that more than offset investments in the business including incentive compensation.

Global Healthcare & Life Sciences

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$410.1	$413.1	(1)%	(1)%
Operating income	48.3	64.2	(25)%	(25)%
Operating income margin	11.8%	15.5%
Organic operating income margin	11.8%	15.5%

Public currency
Sales	$409.3	$400.2	2%
Operating income	47.8	61.3	(22)%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Sequentially, Healthcare and Life Sciences segment organic sales and operating income continued to improve. Compared to last year, organic sales were stable as continued solid growth in Healthcare largely offset the expected decline in Life Sciences. Healthcare’s performance continued to improve reflecting early benefits from the separation of our North America operations into two focused businesses, infection prevention and surgical. Life Sciences’ underlying performance remained stable as new business wins and pricing were more than offset by comparisons to last year’s very strong 18% growth. Organic operating income decreased 25% versus last year as further pricing was more than offset by targeted investments in the business and higher supply chain costs.

Other

(unaudited)	Fourth Quarter Ended December 31			Organic
(millions)	2023	2022	% Change	% Change

Fixed currency
Sales	$370.1	$343.2	8%	8%
Operating income	68.6	57.9	18%	18%
Operating income margin	18.5%	16.9%
Organic operating income margin	18.5%	16.9%

Public currency
Sales	$368.2	$336.4	9%
Operating income	67.8	56.3	20%

The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Organic sales increased 8%, led by double-digit growth in Pest Elimination. Organic operating income increased 18% as continued pricing and lower delivered product costs more than offset investments in the business.

Corporate

(unaudited)	Fourth Quarter Ended December 31
(millions)	2023	2022

Public currency
Sales	$13.6	$27.4

Corporate operating expense
Nalco and Purolite amortization	49.8	47.7
Special (gains) and charges	34.5	103.2
Other	(1.6)	-
Total Corporate operating expense	$82.7	$150.9

Fourth quarter of 2023 corporate segment includes:

●	sales of $14 million to ChampionX under the Master Cross Supply and Product Transfer agreements Ecolab entered into as part of the ChampionX separation
●	amortization expense of $29 million related to the Nalco merger intangible assets and $21 million related to Purolite acquisition intangible assets
●	special gains and charges were a net charge of $35 million, primarily related to restructuring costs

Special gains and charges for the fourth quarter of 2022 impacting operating expense were a net charge of $103 million and primarily related restructuring costs.

Business Outlook

2024

Ecolab expects full year 2024 adjusted diluted earnings per share in the $6.10 to $6.50 range, rising 17% to 25% compared with adjusted diluted earnings per share of $5.21 in 2023. This forecast assumes soft but stable macroeconomic demand and lower delivered product costs in the first half of the year as global inflation eases. Higher interest expense, pension expense and foreign currency translation are estimated to have a combined $0.05 per share unfavorable impact in 2024.

Against this backdrop, Ecolab expects sales growth, driven by new business gains and continued value-based pricing, SG&A productivity through the year, and attractive operating income margin expansion. This strong performance is expected to result in quarterly adjusted diluted earnings per share growth that progressively normalizes towards the upper-end of Ecolab’s long-term 12-15% target as favorability from lower delivered product costs is only assumed in the first half of the year.

The company currently expects quantifiable special charges in 2024 to be approximately $0.10 to $0.15 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

2024 – First Quarter

Ecolab expects first quarter 2024 adjusted diluted earnings per share in the $1.27 to $1.37 range, rising 44% to 56% compared with adjusted diluted earnings per share of $0.88 a year ago.

The company currently expects quantifiable special charges in the first quarter of 2024 to be approximately $0.08 per share, principally related to restructuring charges. Other than the special gains and charges noted above, other such amounts are not currently quantifiable.

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global sustainability leader offering water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. Building on a century of innovation, Ecolab has annual sales of $15 billion, employs more than 48,000 associates and operates in more than 170 countries around the world. The company delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, and optimize water and energy use. Ecolab’s innovative solutions improve operational efficiencies and sustainability for customers in the food, healthcare, life sciences, hospitality and industrial markets. www.ecolab.com

Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This news release contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding macroeconomic conditions, delivered product costs, demand, inflation, and our financial and business performance and prospects, including sales, earnings, special charges, margins, pricing, productivity and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this news release. In particular, the ultimate results of any restructuring initiative depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the impact of economic factors such as the worldwide economy, interest rates, foreign currency risk, reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar, demand uncertainty, supply chain challenges and inflation; the vitality of the markets we serve; exposure to global economic, political and legal risks related to our international operations, including geopolitical instability and the escalation of armed conflicts; our ability to successfully execute organizational change and management transitions; information technology infrastructure failures or breaches in data security; difficulty in procuring raw materials or fluctuations in raw material costs; the occurrence of severe public health outbreaks not limited to COVID-19; our ability to acquire complementary businesses and to effectively integrate such businesses; our ability to execute key business initiatives; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; the costs and effects of complying with laws and regulations, including those relating to the environment, climate change standards, and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; our commitments, goals, targets, objectives and initiatives related to sustainability; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures include:

•fixed currency sales

•organic sales, formerly known as acquisition adjusted fixed currency sales

•adjusted cost of sales

●adjusted gross profit

•adjusted gross margin

•fixed currency operating income

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•	organic operating income, formerly known as acquisition adjusted fixed currency operating income
•	organic operating income margin, formerly known as acquisition adjusted fixed currency operating income margin

●adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

•free cash flow

•free cash flow conversion

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for adjusted cost of sales, adjusted gross margin, adjusted gross profit and adjusted operating income exclude the impact of special (gains) and charges and our non-GAAP financial measures for adjusted tax rate, adjusted net income attributable to Ecolab and adjusted diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2023. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco and Purolite transactions or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Our non-GAAP financial measures for organic sales, organic operating income and organic operating income margin are at fixed currency and exclude the impact of special (gains) and charges, the results of our acquired businesses from the first twelve months post acquisition and the results of divested businesses from the twelve months prior to divestiture. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months and for a small set of products with limited suppliers over the next few years. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

We define free cash flow as net cash provided by operating activities less cash outlays for capital expenditures and free cash flow conversion as free cash flow divided by net income including noncontrolling interest. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. These measures should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. We believe these measures are meaningful to investors as they function as a useful measure of performance and we use them as an indication of the strength of the Company and its ability to generate cash.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this news release) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2023	2022	Change	2023	2022	Change

Product and equipment sales	$3,164.8	$2,972.3		$12,316.8	$11,446.2
Service and lease sales	773.6	698.9		3,003.4	2,741.6
Net sales	3,938.4	3,671.2	7%	15,320.2	14,187.8	8%
Product and equipment cost of sales	1,827.5	1,841.1		7,389.2	7,212.8
Service and lease cost of sales	456.9	413.8		1,765.7	1,618.2
Cost of sales (1)	2,284.4	2,254.9	1%	9,154.9	8,831.0	4%
Selling, general and administrative expenses	1,034.8	922.1	12%	4,061.6	3,653.8	11%
Special (gains) and charges (1)	29.2	95.0		111.4	140.5
Operating income	590.0	399.2	48%	1,992.3	1,562.5	28%
Other (income) expense (1)	(17.9)	8.1	(321)%	(59.9)	(24.5)	144%
Interest expense, net	70.4	69.5	1%	296.7	243.6	22%
Income before income taxes	537.5	321.6	67%	1,755.5	1,343.4	31%
Provision for income taxes	126.7	52.1	143%	362.5	234.5	55%
Net income including noncontrolling interest	410.8	269.5	52%	1,393.0	1,108.9	26%
Net income attributable to noncontrolling interest	5.6	5.1		20.7	17.2
Net income attributable to Ecolab	$405.2	$264.4	53%	$1,372.3	$1,091.7	26%

Earnings attributable to Ecolab per common share
Basic	$1.42	$0.93	53%	$4.82	$3.83	26%
Diluted	$1.41	$0.93	52%	$4.79	$3.81	26%

Weighted-average common shares outstanding
Basic	285.3	284.6	0%	285.0	285.2	0%
Diluted	287.1	285.8	0%	286.5	286.6	0%

(1) Cost of sales, Special (gains) and charges and Other (income) expense in the Consolidated Statement of Income above include the following:

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2023	2022		2023	2022

Cost of sales
Restructuring activities	$5.3	$15.9		$22.5	$21.4
Acquisition and integration activities	-	(7.7)		-	25.0
COVID-19 activities, net	-	-		-	16.3
Russia/Ukraine activities	-	-		-	7.2
Subtotal (a)	5.3	8.2		22.5	69.9

Special (gains) and charges
Restructuring activities	16.9	85.0		63.2	85.8
Acquisition and integration activities	4.6	(0.5)		16.1	14.5
COVID-19 activities, net	-	3.1		-	10.2
Russia/Ukraine activities	0.3	-		1.4	5.9
Other	7.4	7.4		30.7	24.1
Subtotal	29.2	95.0		111.4	140.5

Other (income) expense
Pension Settlements/Curtailments	-	25.8		-	50.6

Total special (gains) and charges	$34.5	$129.0		$133.9	$261.0

(a) Special charges of $3.5 million and $6.2 million in the fourth quarter of 2023 and 2022, respectively, and $14.5 million and $65.0 million for the twelve months of 2023 and 2022, respectively, were recorded in product and equipment cost of sales. Special charges of $1.8 million and $2.0 million in the fourth quarter of 2023 and 2022, respectively, and $8.0 million and $4.9 million for the twelve months of 2023 and 2022, respectively, were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Fourth Quarter Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2023	2022	Change	2023	2022	Change
Net Sales
Global Industrial	$1,871.3	$1,808.2	3%	$1,862.1	$1,779.8	5%
Global Institutional & Specialty	1,290.1	1,139.1	13%	1,285.2	1,127.4	14%
Global Healthcare & Life Sciences	410.1	413.1	(1)%	409.3	400.2	2%
Other	370.1	343.2	8%	368.2	336.4	9%
Corporate	13.8	27.6	(50)%	13.6	27.4	(50)%
Subtotal at fixed currency rates	3,955.4	3,731.2	6%	3,938.4	3,671.2	7%
Currency impact	(17.0)	(60.0)	*	-	-	*
Consolidated reported GAAP net sales	$3,938.4	$3,671.2	7%	$3,938.4	$3,671.2	7%

Operating Income (loss)
Global Industrial	$322.2	$272.5	18%	$319.6	$265.8	20%
Global Institutional & Specialty	238.7	169.3	41%	237.5	166.7	42%
Global Healthcare & Life Sciences	48.3	64.2	(25)%	47.8	61.3	(22)%
Other	68.6	57.9	18%	67.8	56.3	20%
Corporate	(83.3)	(151.4)	*	(82.7)	(150.9)	*
Subtotal at fixed currency rates	594.5	412.5	44%	590.0	399.2	48%
Currency impact	(4.5)	(13.3)	*	-	-	*
Consolidated reported GAAP operating income	$590.0	$399.2	48%	$590.0	$399.2	48%

	Year Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2023	2022	Change	2023	2022	Change
Net Sales
Global Industrial	$7,193.1	$6,736.3	7%	$7,221.8	$6,805.0	6%
Global Institutional & Specialty	4,994.0	4,414.3	13%	4,999.2	4,432.1	13%
Global Healthcare & Life Sciences	1,576.9	1,505.8	5%	1,586.0	1,510.5	5%
Other	1,442.3	1,313.3	10%	1,444.2	1,316.4	10%
Corporate	69.1	123.7	(44)%	69.0	123.8	(44)%
Subtotal at fixed currency rates	15,275.4	14,093.4	8%	15,320.2	14,187.8	8%
Currency impact	44.8	94.4	*	-	-	*
Consolidated reported GAAP net sales	$15,320.2	$14,187.8	8%	$15,320.2	$14,187.8	8%

Operating Income
Global Industrial	$1,080.7	$935.8	15%	$1,084.7	$950.0	14%
Global Institutional & Specialty	823.0	621.7	32%	823.4	624.3	32%
Global Healthcare & Life Sciences	160.0	193.3	(17)%	161.5	193.5	(17)%
Other	255.0	209.9	21%	254.4	209.5	21%
Corporate	(331.7)	(414.4)	*	(331.7)	(414.8)	*
Subtotal at fixed currency rates	1,987.0	1,546.3	29%	1,992.3	1,562.5	28%
Currency impact	5.3	16.2	*	-	-	*
Consolidated reported GAAP operating income	$1,992.3	$1,562.5	28%	$1,992.3	$1,562.5	28%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco and Purolite transactions intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31	December 31
(millions)	2023	2022
Assets
Current assets
Cash and cash equivalents	$919.5	$598.6
Accounts receivable, net	2,834.2	2,698.1
Inventories	1,497.2	1,792.8
Other current assets	393.2	404.7
Total current assets	5,644.1	5,494.2

Property, plant and equipment, net	3,474.6	3,293.4
Goodwill	8,148.2	8,012.7
Other intangible assets, net	3,493.5	3,680.7
Operating lease assets	553.5	448.2
Other assets	532.7	535.1
Total assets	$21,846.6	$21,464.3

Liabilities and Equity
Current liabilities
Short-term debt	$630.4	$505.1
Accounts payable	1,566.3	1,728.2
Compensation and benefits	655.5	493.6
Income taxes	158.7	197.6
Other current liabilities	1,334.9	1,285.9
Total current liabilities	4,345.8	4,210.4

Long-term debt	7,551.4	8,075.3
Pension and postretirement benefits	651.7	670.3
Deferred income taxes	418.2	505.6
Operating lease liabilities	425.5	337.8
Other liabilities	381.8	406.3
Total liabilities	13,774.4	14,205.7

Equity
Common stock	365.7	364.7
Additional paid-in capital	6,766.7	6,580.2
Retained earnings	10,075.4	9,318.8
Accumulated other comprehensive loss	(1,850.4)	(1,726.6)
Treasury stock	(7,312.7)	(7,301.0)
Total Ecolab shareholders’ equity	8,044.7	7,236.1
Noncontrolling interest	27.5	22.5
Total equity	8,072.2	7,258.6
Total liabilities and equity	$21,846.6	$21,464.3

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2023	2022	2023	2022

Net sales
Reported GAAP net sales	$3,938.4	$3,671.2	$15,320.2	$14,187.8
Effect of foreign currency translation	17.0	60.0	(44.8)	(94.4)
Non-GAAP fixed currency sales	3,955.4	3,731.2	15,275.4	14,093.4
Effect of acquisitions and divestitures	(34.3)	(27.6)	(113.4)	(123.7)
Non-GAAP organic sales	$3,921.1	$3,703.6	$15,162.0	$13,969.7

Cost of sales
Reported GAAP cost of sales	$2,284.4	$2,254.9	$9,154.9	$8,831.0
Special (gains) and charges	5.3	8.2	22.5	69.9
Non-GAAP adjusted cost of sales	$2,279.1	$2,246.7	$9,132.4	$8,761.1

Gross profit
Reported GAAP gross profit	$1,654.0	$1,416.3	$6,165.3	$5,356.8
Special (gains) and charges	5.3	8.2	22.5	69.9
Non-GAAP adjusted gross profit	$1,659.3	$1,424.5	$6,187.8	$5,426.7

Gross margin
Reported GAAP gross margin	42.0%	38.6%	40.2%	37.8%
Non-GAAP adjusted gross margin	42.1%	38.8%	40.4%	38.2%

Operating income
Reported GAAP operating income	$590.0	$399.2	$1,992.3	$1,562.5
Special (gains) and charges at public currency rates	34.5	103.2	133.9	210.4
Non-GAAP adjusted operating income	624.5	502.4	2,126.2	1,772.9
Effect of foreign currency translation	4.6	14.8	(5.8)	(13.1)
Non-GAAP adjusted fixed currency operating income	629.1	517.2	2,120.4	1,759.8
Effect of acquisitions and divestitures	(1.1)	-	(2.9)	(0.4)
Non-GAAP organic operating income	$628.0	$517.2	$2,117.5	$1,759.4

Operating income margin
Reported GAAP operating income margin	15.0%	10.9%	13.0%	11.0%
Non-GAAP adjusted fixed currency operating income margin	15.9%	13.9%	13.9%	12.5%
Non-GAAP organic operating income margin	16.0%	14.0%	14.0%	12.6%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2023	2022	2023	2022
Other (income) expense
Reported GAAP other (income) expense	($17.9)	$8.1	($59.9)	($24.5)
Special (gains) and charges	-	25.8	-	50.6
Non-GAAP adjusted other (income) expense	($17.9)	($17.7)	($59.9)	($75.1)

Net Income attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$405.2	$264.4	$1,372.3	$1,091.7
Special (gains) and charges, after tax	30.6	101.5	109.2	207.3
Discrete tax net expense (benefit)	8.9	(2.3)	11.2	(11.8)
Non-GAAP adjusted net income attributable to Ecolab	$444.7	$363.6	$1,492.7	$1,287.2

Diluted EPS attributable to Ecolab
Reported GAAP diluted EPS	$1.41	$0.93	$4.79	$3.81
Special (gains) and charges, after tax	0.11	0.35	0.38	0.72
Discrete tax net expense (benefit)	0.03	(0.01)	0.04	(0.04)
Non-GAAP adjusted diluted EPS	$1.55	$1.27	$5.21	$4.49

Provision for Income Taxes
Reported GAAP tax rate	23.6%	16.2%	20.6%	17.5%
Special gains and charges	(0.8)	1.5	(0.1)	0.5
Discrete tax items	(1.5)	0.5	(0.6)	0.7
Non-GAAP adjusted tax rate	21.3%	18.2%	19.9%	18.7%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended December 31
	2023			2022
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Industrial	$1,871.3	($4.5)	$1,866.8	$1,808.2	$ -	$1,808.2
Global Institutional & Specialty	1,290.1	(16.0)	1,274.1	1,139.1	-	1,139.1
Global Healthcare & Life Sciences	410.1	-	410.1	413.1	-	413.1
Other	370.1	-	370.1	343.2	-	343.2
Corporate	13.8	(13.8)	-	27.6	(27.6)	-
Subtotal at fixed currency rates	3,955.4	(34.3)	3,921.1	3,731.2	(27.6)	3,703.6
Currency impact	(17.0)			(60.0)
Consolidated reported GAAP net sales	$3,938.4			$3,671.2

Operating Income (loss)
Global Industrial	$322.2	$0.2	$322.4	$272.5	$ -	$272.5
Global Institutional & Specialty	238.7	0.3	239.0	169.3	-	169.3
Global Healthcare & Life Sciences	48.3	-	48.3	64.2	-	64.2
Other	68.6	-	68.6	57.9	-	57.9
Corporate	(48.7)	(1.6)	(50.3)	(46.7)	-	(46.7)
Subtotal at fixed currency rates	629.1	(1.1)	628.0	517.2	-	517.2
Special (gains) and charges at fixed currency rates	34.6			104.7
Reported OI at fixed currency rates	594.5			412.5
Currency impact	(4.5)			(13.3)
Consolidated reported GAAP operating income	$590.0			$399.2

	Year Ended December 31
	2023			2022
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Organic	Fixed Currency	Impact of Acquisitions and Divestitures	Organic
Net Sales
Global Industrial	$7,193.1	($4.5)	$7,188.6	$6,736.3	$ -	$6,736.3
Global Institutional & Specialty	4,994.0	(39.8)	4,954.2	4,414.3	-	4,414.3
Global Healthcare & Life Sciences	1,576.9	-	1,576.9	1,505.8	-	1,505.8
Other	1,442.3	-	1,442.3	1,313.3	-	1,313.3
Corporate	69.1	(69.1)	-	123.7	(123.7)	-
Subtotal at fixed currency rates	15,275.4	(113.4)	15,162.0	14,093.4	(123.7)	13,969.7
Currency impact	44.8			94.4
Consolidated reported GAAP net sales	$15,320.2			$14,187.8

Operating Income (loss)
Global Industrial	$1,080.7	$0.2	$1,080.9	$935.8	$ -	$935.8
Global Institutional & Specialty	823.0	(0.5)	822.5	621.7	-	621.7
Global Healthcare & Life Sciences	160.0	-	160.0	193.3	-	193.3
Other	255.0	-	255.0	209.9	-	209.9
Corporate	(198.3)	(2.6)	(200.9)	(200.9)	(0.4)	(201.3)
Subtotal at fixed currency rates	2,120.4	(2.9)	2,117.5	1,759.8	(0.4)	1,759.4
Special (gains) and charges at fixed currency rates	133.4			213.5
Reported OI at fixed currency rates	1,987.0			1,546.3
Currency impact	5.3			16.2
Consolidated reported GAAP operating income	$1,992.3			$1,562.5

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

Selected Cash Flow items	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions)	2023	2022	2023	2022

Cash provided by operating activities	$852.5	$859.2	$2,411.8	$1,788.4
Less: Capital expenditures	(262.6)	(202.8)	(774.8)	(712.8)
Free cash flow	$589.9	$656.4	$1,637.0	$1,075.6

Net income (including noncontrolling interest)	410.8	269.5	1,393.0	1,108.9
Cash flow conversion	208%	319%	173%	161%
Free cash flow conversion	144%	244%	118%	97%

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2022	2022	2022	2022	2022	2022	2022
Diluted earnings per share, as reported (U.S. GAAP)	$0.60	$1.08	$1.67	$1.21	$2.88	$0.93	$3.81
Adjustments:
Special (gains) and charges (1)	0.22	0.01	0.23	0.14	0.37	0.35	0.72
Discrete tax expense (benefits) (2)	0.00	0.01	0.02	(0.05)	(0.03)	(0.01)	(0.04)
Adjusted diluted earnings per share (Non-GAAP)	$0.82	$1.10	$1.92	$1.30	$3.22	$1.27	$4.49

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2023	2023	2023	2023	2023	2023	2023
Diluted earnings per share, as reported (U.S. GAAP)	$0.82	$1.15	$1.97	$1.41	$3.38	$1.41	$4.79
Adjustments:
Special (gains) and charges (3)	0.07	0.08	0.15	0.12	0.27	0.11	0.38
Discrete tax expense (benefits) (4)	(0.01)	0.01	0.00	0.01	0.01	0.03	0.04
Adjusted diluted earnings per share (Non-GAAP)	$0.88	$1.24	$2.12	$1.54	$3.66	$1.55	$5.21

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2022 includes charges of $63.6 million, $2.6 million, $39.6 million and $101.5 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to acquisition and integration charges, reserves related to our operations in Russia, COVID-19 related inventory write downs and employee-related costs, restructuring charges, litigation and other charges and pension settlements.

(2) Discrete tax expenses (benefits) for 2022 includes $1.0 million, $3.7 million, ($14.2) million and ($2.3) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits and other discrete tax benefits.

(3) Special (gains) and charges for 2023 includes charges of $21.1 million, $23.3 million, $34.2 million and $30.6 million, net of tax, in the first, second, third and fourth quarters, respectively. These charges were primarily related to restructuring charges, acquisition and integration charges and litigation and other charges.

(4) Discrete tax (benefits) for 2023 includes ($4.0) million, $2.8 million, $3.5 million and $8.9 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits and other discrete tax benefits.